Exhibit 10.7

October 24, 2011
Mr. Dale Sanders
Dear Dale:
Healthcare Quality Catalyst, LLC (the “Company”) is pleased to offer you employment on the following terms:
1.    Position.  Your title will be Senior Vice President, reporting to the CEO. Your employment will be classified as full-time with standard employee benefits. While employed by the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time), except for your continuing work with the Cayman Islands Health Advisory Group, your personal blog concerning healthcare data warehousing and analytics, and unpaid consulting work not to exceed 8 hours per month with the Advisory Board Company. By signing this agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.    Cash Compensation.  You will be paid a salary of $150,000 per year, payable in accordance with the Company’s standard payroll schedule. Salary increases, if any, will be as determined and approved by the Board. In addition to your salary and subject to Board approval, you will be eligible for a bonus, with an anticipated target of 200% of your base salary, tied to certain key strategic objectives at the sole discretion of the Board. More details regarding the structure of the bonus and the strategic objectives to be realized will be forthcoming.
3.    Employee Benefits.  As a full-time employee of the Company, you are eligible to participate in Company-sponsored benefits (e.g., health care, dental, vacation) as currently in effect. The Company reserves the right to establish employment policies and to amend or alter the same from time to time in the Company’s sole discretion.
4.    Stock Options.  Subject to the approval of the Board, you may be granted an option to purchase up to 100,000 shares of the Company’s Common Stock. The Board, in its sole discretion, will set the amount of your option grant. The exercise price per share will be determined by the Board when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2011 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates tor any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
5.    Employee Invention and Confidentiality Agreement.  You agree to and will sign, as a condition of employment, the Employee Invention and Confidentiality Agreement attached hereto as Exhibit A.

6.    Employment Relationship.  Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and tor any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term and condition. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company other than you.
7.    Office Location.  It is understood that you will live in Durango, Colorado, while working for the Company. We will provide and pay for all necessary’ infrastructure to set up your home office.
8.    Education.  The company is supportive of your intent to pursue a graduate degree; accordingly, as part of your total compensation package, the Company will provide tuition reimbursement for actual documented expenses pertaining to your obtaining your graduate degree. As a condition of your employment you will provide to the Company regular reports regarding your progress toward obtaining said graduate degree.
9.    Independent Thought Leadership.  The Company supports your commitment to being an independent thought leader and promoting general education of health systems concerning the value of data warehousing, including, but not limited to contributing to your blog and engaging in other educational activities including national forums, which provide such opportunities.
10.    Taxes.  All forms of compensation referred to in this letter agreement are subject to applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to you to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or Company’s Board of Directors related to your personal tax liabilities arising from compensation provided to you in cash or otherwise.
11.    Final Agreement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
*   *   *   *   *
We hope that you will accept our offer to join the Company.
You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee Invention and

Confidentiality Agreement and returning them to me. If not accepted, this offer will expire at the close of business on October 18, 2011.
As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before November 1, 2011.
If you have any questions, please call me at (801) 363-5140.

Sincerely,

/s/ David A. Burton

Healthcare Quality Catalyst, LLC

By:	David A. Burton

Title:	CEO
I have read and accept this employment offer:

/s/ Dale Sanders

Signature

Dale Sanders

Dated:	10/31/2011
Attachment
Exhibit A: Employee Invention and Confidentiality Agreement

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